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                                                                    EXHIBIT 99.5


[ALTERRA LOGO]


                                                                            NEWS
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                              FOR IMMEDIATE RELEASE

CONTACT:
MARK OHLENDORF, CHIEF FINANCIAL OFFICER                           (414) 918-5401
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            ALTERRA HEALTHCARE ANNOUNCES $7.5 MILLION BRIDGE LOAN AND
                 CONTINUING DISCUSSIONS REGARDING RESTRUCTURING
                          OF DEBT AND LEASE OBLIGATIONS

(Milwaukee, WI - March 6, 2001) Alterra Healthcare Corporation (AMEX: ALI) today announced the closing of a $7.5 million bridge loan and that it is continuing discussions regarding the restructuring of its debt and lease obligations with its principal lenders and lessors.

To ensure that Alterra has sufficient cash to maintain operations of all its residences and address the Company's short-term liquidity needs, the Company has obtained a $7.5 million bridge loan provided by certain of its principal stock and convertible debenture holders and is continuing to seek lender and lessor consent to defer certain debt service and lease payments. As previously reported, to address its long-term liquidity and capital needs, the Company intends to (i) develop a restructuring plan with its lenders, lessors, convertible debenture holders and joint venture partners, (ii) continue to implement operating initiatives focused on overall rate and occupancy improvement and overhead reductions, (iii) dispose of under-performing and non-strategic residences in order to reduce associated financing costs, operating expenses and to generate cash, and (iv) seek to identify additional equity or equity-linked capital.

The $7.5 million bridge loan has a six-month term, is secured by first mortgages on several residences and bears interest at an escalating interest rate, commencing at 10% per annum. At the Company's option, the loan may be extended by an additional six months whereupon the bridge loan will become convertible into convertible subordinated debentures of the Company having rights and terms substantially similar to the Company's Series B 9-3/4% pay-in-kind convertible debentures, but having a conversion price equal to $75 per share of Series B preferred stock (a common stock equivalent price of $0.75 per share) or, if during the original six month term of the bridge loan the Company has sold any shares of common stock or Series B preferred stock at a higher price per share, such higher price per share. The bridge lenders also will be entitled to participate in any transaction involving the issuance by Alterra of equity or equity-linked securities during the term of the bridge loan.

As an inducement to make the bridge loan, the Company issued the bridge lenders warrants to purchase an aggregate of 60,000 shares of a newly designated class of the Company's preferred stock having rights and terms substantially similar to the Company's Series B preferred stock. Like the Series B preferred stock, each share of the new preferred stock has rights, other than voting rights, substantially similar to 100 shares of common stock of the Company. Accordingly, 60,000 shares of the new preferred stock represent 6 million common stock



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equivalent shares. The five-year warrants are exercisable at a price of $75 per share for 20,000 shares of the new preferred stock, $100 per share for 20,000 shares of the new preferred stock and $125 per share for 20,000 shares of the new preferred stock. The Company also reported that, pursuant to the anti-dilution provisions operative in the $213.8 million of outstanding 9-3/4% convertible pay-in-kind debentures and preferred stock originally issued by Alterra in May and August 2000, upon the issuance of these warrants the conversion price for these debentures decreased from $4.00 to $3.36 per share of common stock.

Alterra is continuing to seek forbearance agreements from certain of its lenders and lessors with respect to March 2001 debt service and lease payments, but will not have written agreements in place with many of its lenders and lessors at the time these payments are due. As the Company does not intend to make loan and lease payments to certain of these lenders and lessors in March 2001, Alterra is now or will soon be in default with respect to certain of these obligations. Management believes that, despite the pendency of these defaults, during the near term the majority of these lenders and lessors will continue to participate in restructuring discussions with the Company. No assurances may be given, however, that this will be the case. As Alterra's principal credit, lease and other financing facilities are cross defaulted to a material default occurring under other credit, lease or financing facilities, a payment default by Alterra under one such facility could result in Alterra being in default under many other such facilities, which could adversely affect the Company's ability to restructure without reorganization proceedings.

Alterra offers supportive and selected healthcare services to our nation's frail elderly and is the nation's largest operator of freestanding Alzheimer's/ memory care residences. Alterra currently operates in 28 states.

The Company's common stock is traded on the American Stock Exchange under the symbol "ALI."

The statements in this release relating to matters that are not historical facts are forward-looking statements based on management's beliefs and assumptions using currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements involve a number of risks and uncertainties, including, but not limited to, substantial debt and operating lease payment obligations, risks associated with pending and future defaults under its debt and lease arrangements, operating losses associated with new residences, the need for additional financing and liquidity, the Company's ability to improve cash flow and restructure its debt, lease and joint venture obligations, development and construction risks, risks associated with dispositions, competition, governmental regulation and other risks and uncertainties detailed in the reports filed by the Company with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.